Exhibit 99.1

Montpelier Re Reports Net Loss of $875 Million for the Third Quarter of 2005

    HAMILTON, Bermuda--(BUSINESS WIRE)--Nov. 2, 2005--Montpelier Re Holdings Ltd. (NYSE - MRH) ("the Company") today reported a net loss of $875.1 million, or $12.16 loss per share, for the three months to September 30, 2005 and a net loss of $691.9 million, or $10.49 loss per share, for the first nine months of 2005. Including unrealized gains and losses on our investment portfolio, the comprehensive loss for the quarter was $896.9 million, or $12.47 comprehensive loss per share, and $750.3 million, or $11.38 comprehensive loss per share, for the nine months to September 30, 2005. Book value per share at September 30, 2005, on a fully converted basis (1), was $12.69. The change in fully converted book value per share adjusted for dividends
(2) for the year to date has been a negative 33.3%, and a negative 27.1% for the trailing twelve months.
    The Company estimates the net impact of natural catastrophes on third quarter financial results to be $972 million, including $809 million for Hurricane Katrina, $141 million for Hurricane Rita, and $22 million for Hurricanes Dennis and Emily and the European floods. Previously, on September 12th, based on an estimated industry loss for Hurricane Katrina of $30-40 billion, the Company announced the estimated net impact on its financial results to be in the range of $450-675 million. The Company now estimates industry losses attributable to Katrina of approximately $50 billion, exclusive of losses in the National Flood Insurance Plan.
    Anthony Taylor, President and CEO, commented: "The third quarter of 2005 was the most costly quarter ever for catastrophe losses to the insurance and reinsurance industry. For Montpelier, with a short tail property concentration and a declared policy of purchasing limited amounts of reinsurance protection, the losses incurred have inevitably been significant. We are nonetheless very disappointed by this outcome. We are taking appropriate steps to reduce the potential impact of very large events by managing both our gross and net exposures so as to respond to the post-Katrina environment."
    "We estimate total industry losses in the quarter from the major natural catastrophes to be in excess of $60 billion. We believe that the fallout from Hurricane Katrina, coupled with the other events in the quarter and the latter half of 2004, will result in changes in the way certain classes of business will be structured and priced. We expect both the demand for our products and their pricing to increase significantly. This should lead to new opportunities as we move into the 2006 renewal season."
    Kip Oberting, Chief Financial Officer, said, "Our total capital stood at $1.4 billion at September 30, 2005. This is $330 million less than we had at the end of June, but nearly $400 million more than we had when we were launched in the wake of the September 11 events. Underwriting opportunities look attractive for 2006 and we will position our capital structure to ensure the strength of our ratings and take advantage of what we believe will be a compelling market in our core lines of business. For example, we are accelerating our efforts, begun this summer, to partner with capital providers in non-traditional vehicles. We believe that this approach will allow us to leverage our underwriting expertise in a capital efficient manner. Our ultimate objective remains to optimize growth in intrinsic value per share."

    The net impact on earnings of the major natural catastrophes in the third quarter is derived as follows:


                             Impact of
                            Hurricanes
                             Dennis and
                             Emily and     Impact of    Impact of
                              European    Hurricane    Hurricane
(Amounts in U.S. $MM)          Floods       Katrina        Rita

Net losses incurred             (22)         (916)        (141)
Net reinstatement premium
 earned                           -            82            -
Commissions & other expense       -            25            -
NET IMPACT ON 3Q RESULT         (22)         (809)        (141)


    Hurricane Wilma made landfall in Florida on October 24th. The Company estimates Wilma net losses in the range of $75-85 million for industry losses in the range of $10-12.5 billion, including losses from Mexico, the Caribbean, and Florida. This estimate is based mainly on output from industry and proprietary models and a review of in-force contracts.
    Please refer to the Financial Supplement, which is posted on the Financial Reports page of the Company's Investor Information section of its website at www.montpelierre.bm, for more detailed information on performance by category of business, together with additional disclosure on total return, loss reserves, investment portfolio and capital structure.
    (1) Fully converted book value per share as at September 30, 2005 is a non-GAAP measure based on total shareholders' equity at September 30, 2005 divided by common shares outstanding of 89,178,490 at September 30, 2005. Fully converted book value per share at December 31, 2004 is a non-GAAP measure based on total shareholders' equity at December 31, 2004 plus the assumed proceeds from the exercise of outstanding options and warrants of $157.5 million at December 31, 2004, and divided by the sum of shares, outstanding options and warrants of 71,372,892 at December 31, 2004. The Company believes that fully converted book value per share more accurately reflects the value attributable to a common share.
    (2) Change in fully converted book value per share adjusted for dividends is a non-GAAP measure. It is the internal rate of return of the change in fully converted book value per share from $26.75 at December 31, 2004 to $12.69 at September 30, 2005, including the three accrued ordinary quarterly dividends of $0.36 each and the special dividend of $5.50 per common share and warrant declared and paid in the first nine months of 2005. For these purposes fully converted book value per share assumes that the warrants are not exercised if the book value per share is less than the strike price. The Company believes that this measure most accurately reflects the return made by its shareholders as it takes into account the effect of all dilutive securities and the effect of dividends.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Thursday, November 3rd at 10:00 a.m. Eastern Time.
    The presentation will be available via a live audio webcast accessible on the Earnings Call page of the Investor Information section of the Company's website at www.montpelierre.bm. A telephone replay of the conference call will be available through November 11th, 2005 by dialing 888-286-8010 (toll-free) or 617-801-6888
(international) and entering the pass code: 56182101.

    Montpelier Re Holdings Ltd., through its operating subsidiary, Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. is rated "A-" (Excellent) by A.M. Best Company on negative watch, "A-" (Strong) by Standard & Poor's with a negative outlook, and "A3" (Good) by Moody's Investors Service on negative watch.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.
    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing qualifying quota share contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the total industry losses resulting from Hurricanes Katrina, Rita and Wilma, the actual number of our insureds incurring losses from these storms, the limited actual loss reports received from our insureds to date, our reliance on industry loss estimates and those generated by modeling techniques, the impact of these storms on our reinsurers, the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers and the overall level of competition, and the related demand and supply dynamics, in the wind exposed property reinsurance lines as contracts come up for renewal; the impact of terrorist activities on the economy; competition resulting from: growing capital levels in the reinsurance industry, in some cases, declining demand due to, among other things, increased retentions by cedants, and other factors; and rating agency policies and practices. Montpelier's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" under Item 8.01 of Montpelier's Current Report on Form 8-K filed on September 27, 2005 with the Securities and Exchange Commission.
    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.


                      MONTPELIER RE HOLDINGS LTD.
                      CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)

                                               As at        As at
                                            September 30, December 31,
                                                2005         2004
                                            ------------- ------------
 Assets

 Investments and cash:
 Fixed maturities, at fair value             $2,295.4     $2,325.3
 Equity investments, at fair value              111.1        143.5
 Other investments, at estimated fair value      31.0         19.3
 Cash and cash equivalents, at fair value       634.4        110.6
                                             ---------    ---------

 Total investments and cash                   3,071.9      2,598.7

 Unearned premium ceded                          46.8         17.0
 Premiums receivable                            362.5        173.8
 Securities lending collateral                  674.2        420.8
 Funds withheld                                   4.7          5.1
 Deferred acquisition costs                      71.6         59.0
 Reinsurance recoverable                        229.4         94.7
 Accrued investment income                       21.4         23.8
 Other assets                                     4.4          5.2
                                             ---------    ---------

 Total Assets                                $4,486.9     $3,398.1
                                             =========    =========

 Liabilities

 Loss and loss adjustment expense reserves    1,782.0        549.5
 Unearned premium                               377.5        287.6
 Reinsurance balances payable                   146.2         74.9
 Investment trades pending                       84.3          0.1
 Securities lending payable                     674.2        420.8
 Debt                                           249.1        249.0
 Accounts payable, accrued expenses and
  other liabilities                               7.3         40.7
 Dividends payable                               34.7         23.6
                                             ---------    ---------

    Total Liabilities                        $3,355.3     $1,646.2
                                             ---------    ---------

 Shareholders' Equity
 Common voting shares and additional paid-in
  capital                                     1,715.0      1,111.8
 Accumulated other comprehensive income          (3.3)        55.1
 Retained earnings                             (580.1)       585.0
                                             ---------    ---------

    Total Shareholders' Equity                1,131.6      1,751.9
                                             ---------    ---------

 Total Liabilities and Shareholders' Equity  $4,486.9     $3,398.1
                                             =========    =========

 Common voting shares outstanding (000's)      89,178  sh   62,131  sh
 Common voting and common equivalent shares
  outstanding (000's)                          96,356       71,373

 Book value per share:

    Basic book value per common voting share $  12.69     $  28.20
                                             =========    =========
    Fully converted book value per common
     voting and common equivalent share      $  12.69     $  26.75
                                             =========    =========


                      MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)

                              Three Months Ended    Nine Months Ended
                                 September 30,         September 30,
                                2005      2004        2005      2004
                             ---------  --------   ---------  --------

Underwriting revenues:

  Gross premiums written     $  290.0   $ 184.5    $  871.9   $ 728.1
  Reinsurance premiums ceded    (52.3)    (13.6)     (123.2)    (77.7)
                             ---------  --------   ---------  --------
  Net premiums written          237.7     170.9       748.7     650.4
  Change in net unearned
   premiums                      43.7      39.1       (59.8)    (56.0)
                             ---------  --------   ---------  --------
  Net premiums earned           281.4     210.0       688.9     594.4

Underwriting expenses:
  Loss and loss
   adjustment expenses        1,159.4     263.4     1,320.5     349.9
  Acquisition costs              43.2      32.6       130.5     112.1
  General and administrative
   expenses                     (13.3)      8.9        17.1      37.4
                             ---------  --------   ---------  --------
  Total underwriting
   expenses                   1,189.3     304.9     1,468.1     499.4
                             ---------  --------   ---------  --------

                             ---------  --------   ---------  --------
  Underwriting income (loss)   (907.9)    (94.9)     (779.2)     95.0
                             ---------  --------   ---------  --------

Other operating revenues:
  Net investment income          20.6      18.0        61.0      49.6
  Financing expense              (4.1)     (4.3)      (12.2)    (12.9)
                             ---------  --------   ---------  --------
                                 16.5      13.7        48.8      36.7
                             ---------  --------   ---------  --------

Operating income (loss)
 before taxes:                 (891.4)    (81.2)     (730.4)    131.7
                             ---------  --------   ---------  --------

Other:
  Net realized gains on
   investments                   17.1       2.0        46.4       5.2
  Net foreign exchange losses    (0.8)      1.2        (7.9)      1.2
                             ---------  --------   ---------  --------

Income (loss) before taxes:    (875.1)    (78.0)     (691.9)    138.1
                             ---------  --------   ---------  --------

  Income tax expense                -      (0.2)          -      (0.2)

                             ---------  --------   ---------  --------
Net income (loss)            $ (875.1)  $ (78.2)   $ (691.9)  $ 137.9
                             ---------  --------   ---------  --------

  Other comprehensive
   income (loss) items          (21.8)     18.4       (58.3)     (3.0)

                             ---------  --------   ---------  --------
Comprehensive income (loss)  $ (896.9)  $ (59.8)   $ (750.3)  $ 134.9
                             =========  ========   =========  ========


Earnings per share:

  Basic earnings (loss) per
   share                     $ (12.16)  $ (1.26)   $ (10.49)  $  2.19
  Diluted earnings
   (loss) per share          $ (12.16)  $ (1.26)   $ (10.49)  $  2.03

  Basic comprehensive
   earnings (loss) per share $ (12.47)  $ (0.96)   $ (11.38)  $  2.15
  Diluted comprehensive
   earnings (loss) per share $ (12.47)  $ (0.96)   $ (11.38)  $  1.98

Insurance ratios:

  Loss ratio                    412.0%    125.5%      191.7%     58.8%
  Expense ratio                  10.6%     19.7%       21.4%     25.2%
  Combined ratio                422.6%    145.2%      213.1%     84.0%

    CONTACT: Montpelier Re Holdings Ltd.
             Media and Investor Relations:
             Keil Gunther, 441-297-9570